EXHIBIT 23.1

MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10 of AmerElite Solutions, Inc., of our report dated March 24, 2008 on our audit of the financial statements of AmerElite Solutions, Inc. as of December 31, 2007 and December 31, 2006 (restated), and the related statements of operations, stockholders’ equity and cash flows for the years then ended and from inception on July 26, 1994, to December 31, 2007, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
April 8, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501